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                                                                    EXHIBIT 10.1

                               PHARMACYCLICS, INC.
                             995 East Arques Avenue
                            Sunnyvale, CA 94086-4593

                                  July 10, 2000



Dear Jon:

          On behalf of the Company's Board of Directors, I am pleased to make you an offer to join the Company as its Vice President, Quality. The purpose of this letter is to set forth the terms of your proposed employment with the Company, including your compensation level and benefit entitlements.

          1.   EMPLOYMENT AND DUTIES.

               A. The Company will employ you as Vice President Quality, commencing not later than August 31, 2000, and you will accordingly make yourself available on a full-time basis to assume that position on or before that date. In that position, you will report directly to the Vice President, Chemical Operations.

               B. You will perform the duties inherent in your position in good faith and to the best of your ability and will render all services which may be reasonably required of you in such position. While you are employed with the company, you will devote your full time and effort to the business and affairs of the Company. Your principal place of operations will be at the Company's corporate offices, which are presently located in Sunnyvale, California.

          2.   COMPENSATION.

               A. Your initial base salary will be at the rate of $192,000 per year. Your base salary will be subject to adjustment by the Company's Board of Directors for each calendar year of service following the 2000 calendar year.

               B. Your base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

               C. The Company will deduct and withhold from the base salary and bonuses payable to you hereunder any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.


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               D.   Subject to approval of the Board of Directors, Pharmacyclics will provide you with a $150,000 loan for the purpose of purchasing of a home in the San Francisco Bay Area. The terms of this loan will be follows:

          $100,000 will be forgivable and the remaining $50,000 will become repayable, both on the 4th anniversary of your employment. This loan will be provided to you as an interest free loan during the course of your employment. Since Pharmacyclics will be providing this loan to you interest free, the Internal Revenue Service requires that Pharmacyclics treat the imputed interest portion of this loan as income to you. In order to meet this requirement, your year end W-2 income will reflect the applicable federal tax rate as mandated by the Internal Revenue Service as income to you. You should consult your tax advisor regarding the deductibility of this interest income on your tax return. This loan will be secured by a second deed of trust on your principal residence. This loan is subject to your providing Pharmacyclics with documentation that the total amount of loans secured by your principal residence, including the loan that may be provided by Pharmacyclics, does not exceed 80% of the market value of the property at the inception of the loan. If your employment with Pharmacyclics terminates for any reason prior to your 4th anniversary, the full amount of the loan will be repayable 90 days after your termination date.

          3. EMPLOYEE STOCK OPTIONS. As soon as possible after you join the Company as Vice President, Quality, and subject to the approval of the Board of Directors, you will be granted a stock option to purchase 40,000 shares of Pharmacyclics Common Stock. The option will have an exercise price equal to 100% of the fair market value of the Pharmacyclics Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination upon your cessation of employment with the Company. The option will become exercisable as follows: the option will become exercisable for 8,000 shares upon completion of one year of service after your date of hire, the option will become exercisable for the remaining 32,000 shares in a series of 48 equal successive monthly installments upon completion of each month of service thereafter. All vesting under your option will cease upon your termination of employment. The remaining terms and conditions of your option will be in accordance with the standard provisions utilized for stock option grants under the Company's 1995 Stock Option Plan.

          4. RELOCATION COSTS. You will be entitled to reimbursement from the Company for reasonable costs involved in moving your household to the San Francisco Bay Area. These costs will be reimbursed on an expense report against documented receipts. The following costs are included:

          Cost of packing and moving household goods, including up to two personal automobiles. The Company will not reimburse you for the cost

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          of moving items requiring special handling, such as camping trailers, boats and livestock (except household pets). You must obtain competitive quotations from two moving companies and select the company submitting the lower quotation.

          Travel expenses for you and your immediate family, including economy class airfare and ground transportation to/from the airports

In addition, the Company will provide you with a $75,000 allowance to cover all other moving costs including but not limited to, house-hunting trips, closing costs to purchase a new residence in the San Francisco Bay Area, temporary housing and living expenses, and closing costs on the sale of your current residence. $25,000 of this will be payable to you in three equal monthly installments commencing upon your start date. The remaining $50,000 will be payable upon receipt of documented evidence of the sale of your current home in Philadelphia. All applicable taxes will be withheld from these reimbursements to the extent required by law.

In the event that you voluntarily resign from the Company or are terminated for cause, as defined in Section 10 (D), within one year of your start date all of the above relocation costs will become refundable to the Company.

          5. EXPENSE REIMBURSEMENT. You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you furnish the Company with vouchers, receipts and other details of such expenses within thirty
(30) days after they are incurred.

          6. FRINGE BENEFITS. You will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including the Section 401(k) plan and the Employee Stock Purchase Plan, which are made available to executive officers of the Company and for which you otherwise qualify.

          7. VACATION. You will accrue paid vacation benefits in accordance with the Company policy in effect for executive officers.

          8. RESTRICTIVE COVENANTS. During the period of service as Vice President Quality:

               (i) you will devote your full working time and effort to the performance of your duties as Vice President Quality; and

               (ii) except as approved by the President & CEO you will not directly or indirectly, whether for your own account or as an employee,

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                    consultant or advisor, provide services to any business
                    enterprise other than the Company.

                    However, you will have the right to perform such incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities, and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not interfere with the performance of your services as Vice President Quality.

          9. PROPRIETARY INFORMATION. Upon the commencement of your services as Vice President Quality, you will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.

          10.  TERMINATION OF EMPLOYMENT: SALARY CONTINUATION.

               A. Your employment as Vice President Quality pursuant to this agreement will be entirely at will.

               B. The Company may terminate your employment under this agreement at any time for any reason, with or without cause (as defined below), by providing you with at least thirty (30) days prior written notice. However, such notice requirement will not apply to the termination of your employment for cause pursuant to subparagraph D below.

               C. You may terminate your employment under this agreement at any time for any reason upon thirty (30) days prior written notice to the Company.

               D. The Company may at any time, upon written notice, terminate your employment hereunder for cause. Such termination will be effective immediately upon such notice.

          For purposes of this agreement, your employment with the Company will be deemed to have been involuntarily terminated for cause if your services are terminated by the Company for one or more of the following reasons:

               (i) acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or

               (ii) failure to correct any material deficiency in the
                    performance of your services as Vice President Quality within thirty (30) after written notification of such deficiency from the Board, or

               (iii) misappropriation or unauthorized disclosure or use of the
                     Company's proprietary information.



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Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company by July 17, 2000.

                                       Very truly yours,

                                       PHARMACYCLICS, INC.


                                       By: /s/ Richard M. Miller
                                           ---------------------
                                       Title: President and Chief Executive
                                              Officer

ACCEPTED BY AND AGREED TO

Signature:  /s/ Jon R. Wallace
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Dated:  July 12, 2000